UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 29, 2006

Commission File Number 1-7107

LOUISIANA-PACIFIC CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	1-7107	93-0609074
(State or other jurisdiction of	Commission File	(IRS Employer Identification No.)
incorporation or organization)	Number

414 Union Street, Suite 2000, Nashville, TN 37219
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  (615) 986-5600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.               Entry into a Material Definitive Agreement.

The Board of Directors of Louisiana - Pacific Corporation (“LP”) has elected Richard S. Olszewski as LP’s Executive Vice President, Specialty Products, Sales and Marketing, effective September 29, 2006. In connection with Mr. Olszewski’s election, LP entered into various employment-related agreements.

Base Salary; Annual Cash Incentive Awards

The Compensation Committee of the Board of Directors of LP approved a base salary of $340,000 for Mr. Olszewski.  Additionally, the Compensation Committee established a target bonus amount of 55% ($187,000) of base salary for Mr. Olszewski under the Louisiana-Pacific Corporation Annual Cash Incentive Award Plan, with any payout for 2006 to be prorated for the period of his 2006 employment with LP.  The award opportunities under this plan are subject to the achievement of a combination of corporate performance and individual performance goals.

The performance goals for Mr. Olszewski are based 60% on LP’s corporate performance as measured by target earnings per share and 40% on objective individual goals.  Depending upon the extent to which performance goals are determined to have been met, the actual amount paid as a cash incentive award could range from 0% to 200% of the target amount relating to corporate performance and from 0% to 150% of the target amount relating to individual performance.  The applicability of specified potential adjustments to reported earnings per share for computational purposes, and the satisfaction of corporate and individual performance goals, will be determined by the Compensation Committee following the end of 2006.  Cash payments, if any, will be made as soon as practicable after the determination of the amount of the award.

The business criteria on which individual performance goals are based include financial, strategic and other goals related to the performance of specified business units for which Mr. Olszewski has responsibility and goals related to success in developing and implementing particular tasks assigned to him.

Approval of Grant under the 1997 Incentive Stock Award Plan

The Compensation Committee approved an award of stock-settled stock appreciation rights (“SARs”) to Mr. Olszewski covering 15,000 shares of LP’s common stock pursuant to LP’s 1997 Incentive Stock Award Plan. Each SAR has a term of 10 years, vests as to one-third of the shares covered thereby on the first, second and third anniversaries of the grant thereof (subject to acceleration in specified circumstances) and has an exercise price of $19.02 per share.  The award was made under the form of Award Agreement for Stock Settled Stock Appreciation Rights filed as Exhibit 10.1 to L-P’s Form 8-K dated as of February 2, 2006.

Other Compensation Related Agreements

The Compensation Committee approved the participation of Mr. Olszewski in the Louisiana-Pacific Corporation Supplemental Executive Retirement Plan commencing September 29, 2006. A copy of the Supplemental Executive Retirement Plan was filed as Exhibit 10.3 to LP’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005.

LP also entered into a Change of Control Employment Agreement (the “Employment Agreement”) with Mr. Olszewski as of September 29, 2006. The Employment Agreement is on substantially the same terms as the Change of Control Employment Agreements entered into with other members of LP’s senior management.  The Employment Agreement will expire as of January 28, 2008, unless a change of control of LP occurs during the term of the Employment Agreement, in which case the term will be extended automatically for three additional calendar years beyond the date on which the change of control occurs.

 The Employment Agreement further provides that if, within three years following the occurrence of a change of control of LP, Mr. Olszewski’s employment with LP is terminated by LP other than for cause or by Mr. Olszewski for good reason, he will be entitled to receive (i) his full base salary through the date of termination (which must be at least equal to the highest rate in effect during the 12 months prior to the date the change of control occurred) plus a pro rata amount of his target bonus for the fiscal year in which the change of control occurred (the “Target Bonus”), (ii) an amount equal to three times the sum of (x) his annual base salary at such rate plus (y) his Target Bonus, and (iii) the difference, calculated on an actuarial present value basis, between the retirement benefits that would have accrued if Mr. Olszewski’s employment continued for an additional three years and the actual vested benefit, if any, at the date of termination. Special payment provisions apply in the event of Mr. Olszewski’s death or disability following a change of control.

Complete definitions of cause, change of control and good reason are included in LP’s form of Change of Control Employment Agreement, a copy which is filed as Exhibit 10.2 to LP’s Quarterly report on Form 10-Q for the quarter ended March 31, 1998.

Additional Information

The information set forth above should be read in connection with the information set forth under the caption “Executive Compensation” in LP’s Proxy Statement relating to its 2006 Annual Meeting of Stockholders, which is available at LP’s website at www.lpcorp.com and the Securities and Exchange Commission’s website at www.sec.gov.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOUISIANA-PACIFIC CORPORATION

	By:	/s/ CURTIS M. STEVENS
Curtis M. Stevens
Executive Vice President and Chief Financial Officer
(Principal Financial Officer)

Date: October 2, 2006